Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-128960 on Form S-3 and Registration Statement Nos. 333-144777, 333-164697, and 333-175900 on Form S-8 of our reports dated April 2, 2019, relating to the consolidated financial statements and financial statement schedule of GameStop Corp. and subsidiaries ("GameStop") and the effectiveness of GameStop's internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of certain deficiencies determined to be material weaknesses), appearing in this Annual Report on Form 10-K of GameStop for the 52 week period ended February 2, 2019.

/s/ DELOITTE & TOUCHE LLP
Dallas, Texas
April 2, 2019